UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  June 12, 2006

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ev3 Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

9600 54th Avenue North, Suite 100
Plymouth, Minnesota	55442
(Address of Principal Executive Offices)	(Zip Code)

 (763) 398-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On June 12, 2006, the Board of Directors of ev3 Inc., upon recommendation of the Compensation Committee of the Board, approved certain changes to the compensation to be paid to ev3’s “outside directors”, which is defined as directors of ev3 who are not employees or consultants of ev3 or employees of any subsidiaries or associated with Warburg Pincus LLC and its affiliates or The Vertical Group, L.P. and its affiliates. ev3’s outside directors include John K. Bakewell, Douglas W. Kohrs and Thomas E. Timbie and exclude James M. Corbett, Dale A. Spencer, Elizabeth H. Weatherman and Richard B. Emmitt.

In consideration for their services as directors of ev3, each of ev3’s outside directors will receive an annual cash retainer of $24,000, to be paid on a quarterly basis, and the chair of the Audit Committee and the chair of the Compensation Committee will receive an additional cash retainer of $20,000 and $10,000, respectively, to be paid on a quarterly basis. In addition, the Board approved a policy to grant an initial stock option to each new outside director, effective as of the date of the director’s first appointment or election to the Board, to purchase no less than 30,000, but no more than 50,000 shares of ev3 common stock, with the exact number to be determined by the Board at the time of the outside director’s first appointment or election to the Board and to grant each outside director on an annual basis, effective as of the date of ev3’s annual meeting of stockholders, a stock option to purchase 20,000 shares of ev3 common stock. Each of these stock options would have a term of 10 years and would vest immediately with respect to 25% of the shares purchasable thereunder and vest with respect to the remaining 75% annually over the next three years. The Board decided to discontinue its previous policy of granting separate initial and annual stock option grants to the chairs of the Board committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 13, 2006                ev3 Inc.

                                                     By:                     /s/ L. Cecily Hines
                                                     Name:                L. Cecily Hines
                                                     Title:                  Vice President, Secretary and Chief Legal Officer